Exhibit 10.13

CENTREXION THERAPEUTICS CORPORATION

September 19th, 2018

Andrew Partridge

[***]

Dear Andrew:

I am pleased to confirm our employment offer to you to join Centrexion Therapeutics Corporation (the “Company”) as Chief Commercial Officer and Executive Vice President. Your employment with the Company will be effective on or before [11/8], 2018 (the “Start Date”). As Chief Commercial Officer and Executive Vice President, you will perform the duties and responsibilities customary for such positions, and such other duties consistent with such positions, as may be assigned to you from time to time by the Company’s Chief Executive Officer or his designee. By accepting this offer of employment, you agree to devote your full business time, ability, knowledge, and attention solely to the Company’s business affairs.

Your initial base salary will be at the rate of $400,000 per annum and paid in accordance with our normal payroll practices and prorated for any partial year of employment. In addition, you will be eligible to participate in our annual bonus programs (as shall be established by our board of directors (or a duly authorized committee thereof) (the “Board”) from time to time) with a target bonus of no less than 50% of your base salary and a maximum bonus opportunity of 100% of your base salary. The annual bonus will be prorated for any partial year of employment and subject to continued employment with the Company through the date of payment. The annual bonus typically consists of corporate and individual goals. As determined by the Company in its sole discretion, the annual bonus may be payable to you in the form of cash or equity (including options to purchase shares of the Company’s common stock) or a combination thereof. You will also be entitled to paid vacation (not less than five (5) weeks annually) and will be eligible to participate in employee benefit plans, programs and arrangements of the Company (including the Company’s medical plan), in accordance with the terms and eligibility requirements of such programs in effect from time to time, which we may modify or terminate at any time. All forms of compensation referred to in this offer letter, or otherwise payable to you by the Company, are subject to reduction to reflect applicable withholding and payroll taxes.

On or within 15 days following the Start Date, subject to approval by the Board, you will be granted an option (the “Sign-On Option”) under the Company’s 2013 Equity Incentive Plan, as it may be amended from time to time (the “Plan”), to purchase shares of the Company’s common stock representing approximately 1.3% of the fully-diluted number of shares of the Company’s common stock outstanding upon the grant date at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant, which will be determined by the Board, provided that the number of shares subject to the Sign-On Option shall be reasonably adjusted, as determined by the Board, in the event that the exercise price per share on the date of grant exceeds $1.33. The Sign-On Option will be subject to the terms of the Plan and an option award agreement thereunder, and will vest (subject to your continued service through the applicable vesting date) as to 25% of the underlying shares on the first anniversary of the Start Date and as to the remaining underlying shares in twelve (12) equal quarterly installments thereafter. Beginning in 2019, you will be eligible for competitive annual equity grants consistent with Company practices and in the Board’s discretion.

A sign on bonus of $75,000 (the “Sign-On Bonus”) will be paid to you within fifteen (15) days following the Start Date. However, if your employment with the Company is terminated within eighteen (18) months following your Start Date, you must repay the Sign-On Bonus within one (1) month of your termination of employment unless your employment is terminated by the Company without Cause (as defined below) or you resign for Good Reason (as defined below).

Subject to your continued employment with the Company on the thirtieth (30th) day following the occurrence of the Initial Public Offering (as defined in the Plan) (the “IPO Service Date”) or your termination of employment by the Company without Cause or your resignation for Good Reason, in either case, following the occurrence of the Initial Public Offering but before the IPO Service Date, an additional cash bonus of $75,000 (the “IPO Bonus”) will be paid to you on or within five (5) days following the IPO Service Date. However, if your employment with the Company is terminated within eighteen (18) months following the payment of the IPO Bonus, you must repay the IPO Bonus within one (1) month of your termination of employment unless your employment is terminated by the Company without Cause or you resign for Good Reason.

You will also be eligible for an additional cash bonus (the “Make-Up Bonus”) in an amount determined by the Board, which amount will be based 75% on the annual cash bonus you would have received in respect of 2018 under the annual cash bonus program of Vertex Pharmaceuticals Incorporated (“Vertex”) if you remained employed through 2018 with Vertex (the “Vertex Component”) and 25% on the performance of the Company during the fourth quarter of 2018. The Vertex Component shall be determined by multiplying (X) your 2018 annual target bonus under Vertex’s annual cash bonus program by (Y) the company performance factor achieved by Vertex in 2018, as described in Vertex’s 2019 Proxy Statement by (Z) your individual performance factor achieved for 2017 under Vertex’s annual cash bonus program. The Make-Up Bonus, if any, will be paid to you in 2019, subject to your continued service through the date of such payment.

The Company will reimburse you for all ordinary and reasonable out-of-pocket business expenses incurred by you during your employment in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

Your employment is at will and this offer letter does not guarantee your employment with the Company for a specific length of time. Therefore, neither you nor the Company is making a commitment to the other to continue an employment relationship, which may be terminated by either of us at any time by written notice for any reason or no reason, subject only to the terms of this offer letter.

If, your employment is terminated by the Company without Cause or you resign for Good Reason, provided that you execute and do not revoke, within sixty (60) days following your employment termination, a release of claims that is provided to you by the Company, and further provided that you are in continued compliance with your obligations under the Restrictive Covenant Agreement (defined below), you will be entitled to receive (i) base salary continuation payments in accordance with the regular payroll practices of the Company for a period of twelve (12) months following your employment termination (the “Continuation Period”), (ii) any unpaid bonus earned for the year preceding the date of your employment termination, payable at the time it otherwise would have been paid had your employment with the Company not terminated, and (iii) if you elect to receive continued medical, dental or vision coverage under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), direct payment to the carrier for or reimbursement to you for the premium rate necessary for you, your spouse and eligible dependents to receive such continuation coverage during the period commencing on the date of termination of your employment with the Company and ending upon the earliest of (x) the last day of the Continuation Period, (y) the date that you and/or your covered spouse and/or dependents become no longer eligible for COBRA or (z) the date you become eligible to receive healthcare coverage from a subsequent employer (and you agree to promptly notify the Company of such eligibility). Notwithstanding the foregoing, any payments payable to you hereunder during the sixty (60)

day period following your employment termination shall be made to you on the first regular payroll date occurring immediately after the sixtieth (60th) day following your employment termination. The Company will provide you its standard form of release of claims within seven (7) days following your employment termination. You shall be under no obligation to seek other employment and there shall be no offset against amounts due to you on account of any remuneration or benefits from any subsequent employment you may obtain or other services that you may provide following the date of your employment termination.

If your employment by the Company is terminated by the Company without Cause, or by you for Good Reason, in either case on or within twelve (12) months immediately following a Change in Control (as defined in the Plan), then the Company shall pay or provide to you with the amounts in clauses (i) through (iii) above; provided that (a) the Continuation Period shall be increased to a total of eighteen (18) months following your employment termination and (b) the Sign-On Option and any other Company equity awards, to the extent outstanding and unvested, then held by you shall become fully vested and become exercisable (provided that the vesting of any performance based equity awards shall be based on actual performance, unless otherwise provided in the award). Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount which constitutes or provides for the deferral of compensation and is subject to Section 409A of the Code (as defined below), the transaction or event with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

For purposes of this offer letter, “Cause” shall mean: (i) your indictment or conviction, or your entry of a pleading of guilty or no contest, with respect to a felony or another crime involving fraud, dishonesty or moral turpitude, (ii) your willful misconduct or gross negligence in the performance of your duties to the Company (or any of its subsidiaries or affiliates), (iii) your willful failure or refusal to (A) follow policies or the lawful directives established by the Company’s Chief Executive Officer or the Board or (B) perform your duties or obligations hereunder (other than any such failure or refusal resulting from your physical or mental incapacity) which is not cured or remedied within five (5) business days following receipt by you of written notice from the Company detailing the failure or refusal, (iv) any act of fraud, embezzlement, theft or dishonesty by you in the course of your employment with the Company (or any of its subsidiaries or affiliates), (v) your material breach of this offer letter or any other agreement with the Company (or any of its subsidiaries or affiliates), including, without limitation, the Restrictive Covenant Agreement, which breach, if curable, is not cured or remedied within ten (10) days following receipt by you from the Company of written notice detailing the breach (provided that any breach by you of any provision of the Restrictive Covenant Agreement shall not be deemed curable), or (vi) your failure to comply in any material respect with applicable laws with respect to the operation of the business of the Company (or any of its subsidiaries or affiliates) (unless such non-compliance results from a directive of the Board or the Company’s Chief Executive Officer or is based upon advice from the Company’s counsel).

For purposes of this offer letter, “Good Reason” shall mean the occurrence of any of the following without your prior written consent: (i) a material breach by the Company of this offer letter, (ii) a material reduction in your base salary or bonus opportunities (other than in connection with an across-the-board salary or bonus opportunity reduction of not more than 10% affecting all similarly situated employees of the Company), (iii) a material diminution in your title, authority, duties or responsibilities with the Company or any successor entity, or (iv) the relocation of the Company’s headquarters to a location that is more than 35 miles outside of Boston, Massachusetts. Any event described in (i) through (iv) shall not constitute Good Reason unless (A) you have provided the Company a written notice of termination detailing the alleged event constituting Good Reason within sixty (60) days of the first occurrence of such event, (B) the Company fails to cure or remedy such event within thirty (30) days following delivery of such notice, and (C) you in fact resign within thirty (30) days after the expiration of such cure period.

You acknowledge your obligations to comply with the Company’s policies and procedures, including any Code of Conduct or Ethics and other compliance guidelines as may be in effect from time to time. As a condition of employment and the effectiveness of this offer letter, you will also be required to (1) sign and return a satisfactory I-9 Immigration form and provide proof of your identity and eligibility to work in the United States at the time of commencement of your employment under the Immigration Reform and Control Act of 1986 and (2) provide satisfactory proof of your identity as required by U.S. law.

The parties hereto acknowledge and agree that this offer letter and the payments and benefits herein, are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted accordingly. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this offer letter shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything in this offer letter to the contrary, any compensation or benefit payable under this offer letter upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Code Section 409A (a “Separation from Service”). If you are a “specified employee” (within the meaning of Code Section 409A) as of your Separation from Service, payment of any amounts under this offer letter (or under any severance arrangement pursuant to this offer letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code Section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your Separation from Service.

To the extent permitted by applicable law, you will keep confidential and not disclose to any person other than your spouse, your accountant, your financial advisor and your lawyer the economic provisions of your employment arrangements.

By agreeing below, you represent and warrant to the Company that you have no restrictions on your activities from current or former employers (other than confidentiality) that would limit you joining the Company or in the performance of your duties for it.

This offer letter (together with the Restrictive Covenant Agreement) constitutes the complete agreement between you and the Company with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto. This offer letter may not be amended, modified or terminated except by an instrument in writing, signed by you and an authorized officer of the Company. Any waiver of any compliance with any provision of this offer letter shall not operate as a waiver of, or estoppel with respect to, any other or subsequent non-compliance. This offer letter will be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflicts of laws principles that would result in the application of any other law, and may be executed in counterparts, each of which shall deemed an original and all of which together will constitute one and the same instrument.

If the terms of your employment as outlined above are acceptable, please indicate by signing and dating below. Please return this offer letter to me together with the enclosed Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (execution of which is a condition of employment) (the “Restrictive Covenant Agreement”).

Sincerely,

Centrexion Therapeutics Corporation

By:	/s/ Jeffrey Kindler
Name: Jeffrey Kindler
Its: Chief Executive Officer

Agreed and Acknowledged,

/s/ Andrew Partridge
Name: Andrew Partridge

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